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                                                                     Exhibit 8.1

                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                          New York, New York 10019-6099
                            Telephone: (212) 728-8000
                            Facsimile: (212) 728-8111

May 30, 2002

Resorts International Hotel and Casino, Inc.
Resorts International Hotel, Inc.
New Pier Operating Company, Inc.
1133 Boardwalk
Atlantic City, New Jersey  08401

Re:      Registration Statement on Form S-4
         (File No. 333-87206)
          ---------------------------------

Ladies and Gentlemen:

We are counsel to Resorts International Hotel and Casino, Inc., a Delaware corporation (the "Company"), Resorts International Hotel, Inc., a New Jersey corporation ("Resorts") and New Pier Operating Company, Inc., a New Jersey corporation ("New Pier" and, together with Resorts, the "Guarantors") and have acted as such in connection with the filing of a Registration Statement on Form S-4 (File No. 87206) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $180,000,000 in aggregate principal amount of 11 1/2% First Mortgage Notes due 2009 (the "New Notes") offered in exchange for up to $180,000,000 in aggregate principal amount of 11 1/2% First Mortgage Notes due 2009 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Old Notes"). In that connection, we have prepared the section entitled "Material U.S. Federal Income Tax Considerations" contained in the Registration Statement.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.


Based on the foregoing, it is our opinion that as stated in the above-referenced section of the Registration Statement, the exchange of Old Notes for New Notes by holders should not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the New Notes for the Company and to the reference to our name under the caption "Legal Matters" in such Prospectus. We also consent to your filing copies of this opinion as Exhibit
8.1 to the Registration Statement or any amendment thereto. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Willkie Farr & Gallagher